Free Writing Prospectus
(to the Preliminary Prospectus
Supplement dated March 1, 2021)
Filed Pursuant to Rule 433
Registration Statement No. 333-236877

CIGNA CORPORATION
Pricing Term Sheet
March 1, 2021

0.613% Senior Notes Due 2024
Issuer:	Cigna Corporation
Principal Amount:	$500,000,000
Trade Date:	March 1, 2021
Settlement:	March 3, 2021 (T+2)
Maturity Date:	March 15, 2024
Issuer Ratings (Senior Debt)*:	Baa2 (Stable) by Moody’s Investors Service, Inc. / A- (Stable) by Standard & Poor’s Ratings Group Inc. / BBB (Stable) by Fitch Ratings Inc.
Coupon:	0.613%
Price to Public (percent of principal amount):	100.000% of principal amount
Yield to Maturity:	0.613%
Spread to Benchmark Treasury:	+35 basis points
Benchmark Treasury:	0.125% due February 15, 2024
Benchmark Treasury Price and Yield:	99-19; 0.263%
Interest Payment Dates:	March 15 and September 15, commencing September 15, 2021
Interest Payment Record Dates:	March 1 and September 1
Optional Redemption Provisions:
Make-whole call at any time at a discount rate of U.S. Treasury plus 7.5 basis points; provided that on or after March 15, 2022 (two years prior to the Maturity Date), the Notes will be redeemable at par.

CUSIP / ISIN:	125523 CN8 / US125523CN87

1.250% Senior Notes Due 2026
Issuer:	Cigna Corporation
Principal Amount:	$800,000,000
Trade Date:	March 1, 2021
Settlement:	March 3, 2021 (T+2)
Maturity Date:	March 15, 2026
Issuer Ratings (Senior Debt)*:	Baa2 (Stable) by Moody’s Investors Service, Inc. / A- (Stable) by Standard & Poor’s Ratings Group Inc. / BBB (Stable) by Fitch Ratings Inc.
Coupon:	1.250%
Price to Public (percent of principal amount):	99.971% of principal amount
Yield to Maturity:	1.256%
Spread to Benchmark Treasury:	+55 basis points
Benchmark Treasury:	0.500% due February 28, 2026
Benchmark Treasury Price and Yield:	98-31¾; 0.706%
Interest Payment Dates:	March 15 and September 15, commencing September 15, 2021
Interest Payment Record Dates:	March 1 and September 1
Optional Redemption Provisions:
Make-whole call at any time at a discount rate of U.S. Treasury plus 10 basis points; provided that on or after February 15, 2026 (one month prior to the Maturity Date), the Notes will be redeemable at par.

CUSIP / ISIN:	125523 CP3 / US125523CN36

2.375% Senior Notes Due 2031
Issuer:	Cigna Corporation
Principal Amount:	$1,500,000,000
Trade Date:	March 1, 2021
Settlement:	March 3, 2021 (T+2)
Maturity Date:	March 15, 2031
Issuer Ratings (Senior Debt)*:	Baa2 (Stable) by Moody’s Investors Service, Inc. / A- (Stable) by Standard & Poor’s Ratings Group Inc. / BBB (Stable) by Fitch Ratings Inc.
Coupon:	2.375%
Price to Public (percent of principal amount):	99.884% of principal amount
Yield to Maturity:	2.388%
Spread to Benchmark Treasury:	+95 basis points
Benchmark Treasury:	1.125% due February 15, 2031
Benchmark Treasury Price and Yield:	97-03+; 1.438%
Interest Payment Dates:	March 15 and September 15, commencing September 15, 2021
Interest Payment Record Dates:	March 1 and September 1
Optional Redemption Provisions:
Make-whole call at any time at a discount rate of U.S. Treasury plus 15 basis points; provided that on or after December 15, 2030 (three months prior to the Maturity Date), the Notes will be redeemable at par.

CUSIP / ISIN:	125523 CM0 / US125523CM05

3.400% Senior Notes Due 2051
Issuer:	Cigna Corporation
Principal Amount:	$1,500,000,000
Trade Date:	March 1, 2021
Settlement:	March 3, 2021 (T+2)
Maturity Date:	March 15, 2051
Issuer Ratings (Senior Debt)*:	Baa2 (Stable) by Moody’s Investors Service, Inc. / A- (Stable) by Standard & Poor’s Ratings Group Inc. / BBB (Stable) by Fitch Ratings Inc.
Coupon:	3.400%
Price to Public (percent of principal amount):	99.458% of principal amount
Yield to Maturity:	3.429%
Spread to Benchmark Treasury:	+120 basis points
Benchmark Treasury:	1.625% due November 15, 2050
Benchmark Treasury Price and Yield:	86-30; 2.229%
Interest Payment Dates:	March 15 and September 15, commencing September 15, 2021
Interest Payment Record Dates:	March 1 and September 1
Optional Redemption Provisions:
Make-whole call at any time at a discount rate of U.S. Treasury plus 20 basis points; provided that on or after September 15, 2050 (six months prior to the Maturity Date), the Notes will be redeemable at par.

CUSIP / ISIN:	125523CQ1 / US125523CQ19

*          *          *

Joint Book-Running Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities LLC Wells Fargo Securities, LLC
Passive Bookrunners:	BofA Securities, Inc. Deutsche Bank Securities Inc. Goldman Sachs & Co. LLC Morgan Stanley & Co. LLC PNC Capital Markets LLC
Co-Managers:
Credit Agricole Securities (USA) Inc.
Credit Suisse Securities (USA) LLC
HSBC Securities (USA) Inc.
Mizuho Securities USA LLC
MUFG Securities Americas Inc.
U.S. Bancorp Investments, Inc.
ANZ Securities, Inc.
BNY Mellon Capital Markets, LLC
Fifth Third Securities, Inc.
Regions Securities LLC
Scotia Capital (USA) Inc.
Academy Securities, Inc.

Use of Proceeds:
Cigna intends to use the net proceeds from the Notes offering, together with cash on hand and/or borrowings under its commercial paper facility, to fund the Redemptions and to pay redemption premiums, accrued and unpaid interest and related expenses. Cigna intends to use the remaining proceeds, if any, for general corporate purposes.

*
These issuer ratings are not a recommendation to buy, sell or hold the Notes offered hereby.  The ratings may be subject to revision or withdrawal at any time by the relevant rating agency.  Each of the issuer ratings included herein should be evaluated independently of any other issuer rating.

Any capitalized term used in this Pricing Term Sheet but not defined herein has the meaning assigned to such term in the Preliminary Prospectus Supplement dated March 1, 2021 relating to the Notes offered hereby.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents that the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, J.P. Morgan Securities LLC collect at 1-212-834-4533, or Wells Fargo Securities, LLC toll-free at 1-800-326-5897.